Exhibit 10.1

REALCO INTERNATIONAL,INC.

17 Meromei Hasodeh Kiryat Sefer

Modin Illit,Israel

THIS AGREEMENT made as of the 18th day of February 2014 between Israel RE Vision Group 60 Nachal Dolev Ramat Beit Shemesh,Israel (hereinafter collectively referred to as the "Owner"), and Realco International inc. Having offices at 17 Meromei Hasodeh,Kiryat Sefer Modin Illit,Israel (hereinafter referred to as the "Agent").

WITNESSETH

The parties hereto agree as follows:

1:                            Hereby accepts appointment, on the terms and conditions hereinafter provided, as managing Sales agent of new and existing developments of apartments and residential homes located in Jerusalem, Israel. Realco will receive $5,000 per month from Israel Re vision group for marketing and services, in addition Realco will be paid 3% for any new real estate sales by them to be paid at closing

2:            The agent shall perform the following services with due diligence and care:

(a)          Cause to be hired, paid and supervised, all persons necessary to be employed in order to market and sell properties being developed that are new construction as well as existing properties thought Israel

(b)          Cause the Building of these projects to be maintained in such condition as may be deemed advisable by the contracts of the buyers, including interior and exterior , preservation or safety of the Building or for the safety of the buyers, or other persons.

(c)          Recommend, and with the approval of the buyer, cause, all such acts and things to be done in or about the Building as shall be necessary or desirable to comply with any and all orders or violations affecting the properties, placed thereon by any municipal authority having jurisdiction thereof, if failure to comply promptly with any such order or violation would or might expose the Owner, buyer or the Agent to criminal liability, the Agent may cause such order or violation to be complied without consultation with the buyers

(d)          Oversee all necessary construction and to properly maintain the Building, make all such contracts and construction are on schedule

(e)          Advise the Owner with respect to proper insurance coverage of the property, its employees and if requested by the Owner, cause to be effected and/or maintained, in such amounts and through such carriers as the Owner shall designate or approve, fire, rent, plate glass, boiler, water damage, liability, directors' and officers' liability, workers' compensation, employer's liability, disability and any other insurance the owner may elect to carry; and to cooperate with any independent insurance broker or consultant that the Owner ,or buyer may designate or approve and engage for the purpose of effecting insurance and protecting its interests with respect thereto.

(f)            Check all bills received for services, work and supplies ordered in connection with construction, payments, and operating the Building, mortgage interest, mortgage amortization, water charges, sewer rent, assessments, real estate taxes and corporate franchise and other taxes assessed against the owner or the Building as and when the same shall become due and payable

(g)          If requested by the Owner, list and offer for sale, lease said properties

(h)          If requested by the Owner, accept applications and references from prospective buyers or tenants

(i)            Schedule any outside contractors and, to the extent possible, arrange the dates thereof so that there shall be a minimum of disturbance to the operation of the Building and of inconvenience to others. .

(j)            Consider and, when reasonable, attend to complaints. If the Agent shall deem any such complaint unreasonable, it shall advise the Owner of the complaint and the reason for its opinion that the complaint is unreasonable.

(k)           Cause to be prepared and filed the necessary forms with the local municipal authority.

(l)            Promptly investigate and notify the Owner of any accident of claim for damage which Agent has actual notice of relating to the ownership, operation, management and maintenance of the Building, including any damage or destruction thereto and cooperate with and make such reports as are required by the Owner's insurers in connection therewith.

(m)         Generally, do all things reasonably deemed necessary or desirable for the buyer of the property

3:            The Owner authorizes the Agent, for the Owner's account and on its behalf, to perform any act or do anything reasonably necessary or desirable in order to carry out the Agent's agreements contained in Article SECOND hereof, and everything done by the Agent under the provisions of Article SECOND shall be done as agent of the Owner, and all obligations or expenses incurred there under (for which the Agent is not compensated as provided in Article SIXTH hereof) shall be at the expense of the Owner subject to the specific limitations set forth herein.

Any payments made by the Agent hereunder shall be made out of such funds as the Agent may from time to time hold for the account of the Owner or as may be provided by the Owner. The Agent shall not be obliged to make any advance to or for the account of the Owner or to pay any amount except out of funds held or provided as aforesaid, nor shall the Agent be obliged to incur any extraordinary liability or obligation unless the Owner shall furnish the Agent with the necessary funds for the discharge thereof.

4:            All funds collected by the Agent for the account of the Owner will be deposited in a bank or special account or accounts of the Owner and will not be co-mingled with other funds of the Agent. Such funds will be used only for Building and operations.

5:                        The Agent shall not be liable to the Owner for any loss or damage not caused by the Agent's own misconduct, negligence or failure to comply with its obligations hereunder. The Owner will indemnify the Agent against and hold the Agent harmless from (a) any liability, damages, costs and expenses (including reasonable attorneys' fees) sustained or incurred for injury to any person or property in, about or in connection with the Building, from any cause whatsoever, unless such injury shall be caused by the Agent's own misconduct, negligence or failure to comply with its obligations hereunder, and (b) any liability, damages, penalties, costs and expenses, statutory or otherwise, for all acts properly performed by the Agent pursuant to the instructions of the Owner; provided, in each of the foregoing instances, that the Agent promptly advises the Owner of its receipt of information concerning any such injury and the amount of any such liability, damages, penalties, costs and expenses. The Owner will carry liability insurance (with limits acceptable to the Agent in its reasonable judgment), workers' compensation and employer's liability insurance, will include the Agent as a party insured under the liability policy and will deliver a copy of such liability policy to the Agent or a certificate evidencing the same. The Agent hereby indemnifies the Owner (and all directors and officers of the Owner) and holds Owner and such officers and directors harmless from and against any and all liability, damages, costs and expenses, statutory or otherwise (including reasonable attorneys' fees), sustained or incurred as a result of Agent's misconduct, negligence, wrongdoing or failure to comply with Agent's obligations under this agreement or under law.

6:                    The Owner shall pay the Agent 3% of whatever is collected as full compensation for sales.

(a)          Out-of-pocket expenses incurred at the request of Owner, including the cost of postage and photocopying for mass mailings to all shareholders made at the request of Owner.

7:            The Agent shall abide by the highest standards of ethics in the performance of its obligations hereunder.

8:            This agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada.

9:            All prior understandings and agreements between the parties relative hereto are superseded by this agreement, which is the entire and only agreement between the parties as to the subject matter hereof. This agreement cannot be altered, modified, amended, changed or canceled or any provisions waived or abrogated, except by a writing executed by both of the parties, and except further this agreement may be canceled or terminated by either party with 10 days written notice.

10:          All notices desired or required to be given by the parties hereunder shall be deemed to have been properly given and shall be effective when sent by U.S. registered or certified mail, return receipt requested, or by overnight delivery or by hand delivery, addressed to the party at the address set forth above. Either party may give the other party notice of a substitute address for service.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

Agent: Realco International, INC. By: __________________________	Owner: Israel RE Vision Group By:___________________________